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                                                                      Exhibit 99


FOR RELEASE JULY 6, 1998 AT 8:00 A.M. EDT

Debra Potter, Senior Editor
Porter, LeVay & Rose, Inc.
212/564-4700

Jeffrey J. Dunnigan
Alpha Microsystems
714/641-6220



DELTA COMPUTEC INC. TO BECOME WHOLLY-OWNED SUBSIDIARY OF ALPHA MICROSYSTEMS

     Acquisition represents 70 percent revenue growth for Alpha Microsystems

SANTA ANA, CALIF., ... JULY 6, 1998 ... Alpha Microsystems (NASDAQ NM: ALMI) announced today that it has signed a definitive agreement to acquire Delta CompuTec Inc. (NASDAQ: DCIS). The Company's investment of $8.2 million will be for the purchase of all outstanding shares and the repayment of all outstanding debt at the time of closing. Under the agreement, Delta CompuTec (DCI) will become a wholly-owned subsidiary of Alpha Microsystems. Based on DCI's fiscal 1997 annual revenue of $13.4 million, revenue for Alpha Microsystems' IT services group (AM Services Operation) would have more than doubled and overall, 1998 revenue for Alpha Microsystems would have increased approximately 70 percent on a pro forma basis. DCI provides management and consulting services, as well as services that include network design, installation and maintenance. Further terms were not disclosed.

In connection with this acquisition, ING Equity Partners ll, L.P., has issued a commitment letter to provide up to $20 million to Alpha Micro in the form of a preferred stock investment with warrants for up to 42 percent of the fully-diluted common equity. The commitment is subject to customary provisions including, among other things, no material adverse changes or developments, the satisfactory negotiation and execution of documentation, and the consummation of the DCI acquisition. In order for the Company to access the full $20 million, stockholder approval is required.

According to Alpha Microsystems President and CEO Douglas J. Tullio, "By combining Alpha Microsystems' North America services with DCI's management and consulting services, we can more aggressively pursue opportunities in the high-growth IT professional services market. DCI has a proven track record in this market serving FORTUNE 500 clients, as well as members of the Big Five national accounting firms and New York-based financial institutions. In addition to being a major milestone in our acquisition strategy, we also expect DCI to be a significant contributor to our operating results in light of its reported EBITDA of over $1.8 million in fiscal year 1997."*

Randy Parks, Vice President of AM Services Operation stated, "This acquisition not only expands Alpha Microsystems capabilities to provide consulting services throughout North America, it further strengthens our competitive advantage in the national OEM, VAR and major account markets."

According to John DeVito, President and COO of DCI, "Because of its nationwide presence and expertise, we have utilized AM Services Operation over the past year to augment our services for many of our national marquee customers. As a result of this close working relationship, we expect this transaction to be very smooth and provide significant benefits to our customer base."

DeVito continued, "This past year many of our FORTUNE 500 clients have merged, producing an increased strain on internal IT systems and additional demands on IT solutions providers. With this in mind, it is very apparent that this partnership is a natural progression for DCI to ensure continuous enhancement of our service solutions offerings. The combined resources of Alpha Microsystems and DCI will allow us to stay ahead of our clients' increasing technology needs while maintaining the premium level of service they have come to expect."*

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With over 60 locations throughout North America, Alpha Microsystems is dedicated to providing a consistent level of high-quality computer services such as consulting, maintenance and networking for small, mid-sized and large corporations nationwide. Alpha Microsystems -- a 20-year-old, Santa Ana, Calif. company -- also serves the Internet/intranet market through its AlphaCONNECT(R) division, which includes business-to-business software and technologies. For more information, visit the Company's Web site at www.alphamicro.com.

*Certain statements in this press release, including statements that we expect DCI to be a significant contributor to our operating results, and that the combined resources of Alpha Microsystems and DCI will allow us to stay ahead of our clients' increasing technology needs while maintaining the premium level of service they have come to expect, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) projected operating results have been based on historical results that are not necessarily indicative of the results expected in future periods,
(ii) the Company's ability to successfully complete and integrate the acquisition of DCI which is dependent upon consummation of ING financing, and
(iii) the ability of the Company to successfully market its services to the DCI customers and markets, and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.